Exhibit 11.4

DREAMLAND LIMITED

RELATED PARTY TRANSACTION POLICY

1.	Definitions - A “Related Party Transaction” is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Under Item 404(a), the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds USD$120,000, and in which any related person had or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction.

2.	“Related Party” means any of the following:

(a) a director (which term when used herein includes any director nominee);

(b) an executive officer;

(c) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock (a “5% stockholder”); or

(d) a person known by the Company to be an immediate family member of any of the foregoing.

■	“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

3.	Identification of Potential Related Party Transactions

(a)	Related Party Transactions will be brought to management’s and the Board’s attention in a number of ways. Each of the Company’s directors and executive officers shall inform the Chairman of the Audit Committee of any potential Related Party Transactions. In addition, each such director and executive officer shall complete a questionnaire on an annual basis designed to elicit information about any potential Related Party Transactions.

(b)	Any potential Related Party Transactions that are brought to the Audit Committee’s attention shall be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a Related Party Transaction requiring compliance with this Policy.

4.	Review and Approval of Related Party Transactions

(a)	At each of its meetings, the Audit Committee shall be provided with the details of each new, existing, or proposed Related Party Transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction, and the benefits to the Company and to the relevant Related Party. In determining whether to approve a Related Party Transaction, the Audit Committee shall consider, among other factors, the following factors to the extent relevant to the Related Party Transaction:

●	whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

●	whether there are business reasons for the Company to enter into the Related Party Transaction;

●	whether the Related Party Transaction would impair the independence of an outside director;

●	whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant; and

●	any pre-existing contractual obligations.

(b)	Any member of the Audit Committee who has an interest in the transaction under discussion shall abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the Related Party Transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the Related Party Transaction.

(c)	A Related Party Transaction entered into without pre-approval of the Audit Committee shall not be deemed to violate this Policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this Policy.

(d)	A Related Party Transaction entered into prior to the effective date of this Charter shall not be required to be reapproved by the Audit Committee.